Exhibit A

General Partners, Executive Officers, Managers and Directors

Noble Energy, Inc.

Name	Position	Principal Occupation/ Business	Issuer Common Units Beneficially Owned*
Berenson, Jeffrey L.	Director	Chairman and Chief Executive Officer of Berenson Holdings LLC	—

Cawley, Michael A.	Director	President and Manager of The Cawley Consulting Group, LLC	—

Craddock, James E.	Director	Former Chairman and Chief Executive Officer of Rosetta Resources Inc.	—

Duganier, Barbara J.	Director	Former Managing Director of Accenture

Edelman, Thomas J.	Director	Managing Partner, White Deer Energy LP	—

Ladhani, Holli C.	Director	President and Chief Executive Officer of Select Energy Services, Inc.	—

Urban, Scott D.	Director	Partner in Edgewater Energy LLC	—

Van Kleef, William T.	Director	Former Executive Vice President and Chief Operating Officer of Tesoro Corporation	—

Stover, David L.	Chairman and Chief Executive Officer	Executive Officer of Noble	*

Smolik, Brent J.	President and Chief Operating Officer	Executive Officer of Noble	—

Fisher, Kenneth M.	Executive Vice President and Chief Financial Officer	Executive Officer of Noble	*

Clingman, Rachel.	Senior Vice President, General Counsel and Secretary	Executive Officer of Noble	—

Lewis, John T.	Senior Vice President	Executive Officer of Noble	—

Elliott, John K.	Senior Vice President	Executive Officer of Noble	—

Michel, Christine M.	Senior Vice President	Executive Officer of Noble	—

Walker, Thomas H.	Senior Vice President	Executive Officer of Noble	—

NBL Midstream, LLC

Name	Position	Principal Occupation/ Business	Issuer Common Units Beneficially Owned*
Smolik, Brent J.	Manager and President	Executive Officer of Noble	*

Hatley, Dustin A.	Manager and Vice President – Finance	Employee of Noble	*

Walker, Thomas H.	Manager and Vice President	Executive Officer of Noble	*

*	Less than 1% of the class beneficially owned.